[LETTERHEAD OF MORTON’S RESTAURANT GROUP, INC.]

Exhibit 10.9

Thomas J. Baldwin

Chairman

Chief Executive Officer

President

January 11, 2006

Mr. James W. Kirkpatrick

10916 W. 148th Street

Overland Park, KS 66221

Dear Jim,

Congratulations and welcome to Morton’s – The Steakhouse!

I am pleased to confirm our offer of the position of Sr. Vice President Development for Morton’s of Chicago, Inc. (Morton’s). Your base salary will be $7,115.38 payable biweekly. In addition, you will be eligible to participate in the Annual Incentive Compensation Program, which for your position will represent the potential for you to earn up to 45% of your base salary and will be prorated based on your start date. Payment of earned Incentive Compensation is usually paid in the first quarter following the year in which it is earned, and is only paid to those individuals who were employed on the last day of the fiscal year for which the Incentive Compensation is being awarded.

Your first day in your new position will be on or before Monday, February 6th, 2006. Your performance and salary review will be conducted each year in December with an effective date of January 1. In December of 2006 you will receive a performance review and salary review at which time any salary increase will be prorated over the number of months since your last increase.

In your position as Sr. Vice President Development you will report to the Chief Executive Officer.

In conjunction with the commencement of your employment you will be paid a “sign on” bonus of $20,000.00. By acceptance of this offer, you also acknowledge that if you voluntarily resign or are terminated for cause within twelve (12) months, you will reimburse Morton’s of Chicago’s the full amount of this “sign on” bonus.

As Sr. Vice President Development you will receive four (4) weeks paid vacation.

You will receive a car allowance of $500.00 per month. All business related expenses should be submitted and will be reimbursed per the Morton’s of Chicago Travel and Expense policy. A copy is attached for your reference.

Morton’s of Chicago offers medical, dental, life, accidental death and dismemberment, as well as short and long-term disability insurance for you and your eligible dependents. The current employee portion for these benefits is $90.00 per month (pre-tax) for single coverage and $262.00 per month (pre-tax) for family coverage. Information regarding your insurance benefits is enclosed for your review; however, the plan document governs all benefits. Please note that all benefits and polices are subject to change without notice.

Your position will be based in Chicago and you will bear all living and related expenses. Morton’s of Chicago will reimburse you for your relocation expenses in accordance with its relocation policy. A copy of the relocation policy is attached. In addition to the items covered in the policy Morton’s of Chicago will pay for the following: customary real estate commission and seller’s closing costs associated with the sale of your primary residence in Kansas; customary buyer’s closing costs (no origination fee included) associated with the purchase of a primary residence in the Chicagoland area if purchased within 12 months after the closing of the sale of your primary residence in Kansas. Both selling and purchase costs to be reimbursed to you must be approved in advance by the Vice President/Human Resources and Organizational Development and the Chief Executive Officer. In addition, Morton’s agrees to preserve a portion of the after-tax value of such by “grossing up” taxable relocation benefits, as may be required by law, to the actual amount necessary to preserve the after-tax value, or to an amount that in combination with all other relocation benefits paid does not exceed $40,000. All travel, housing and move arrangements must be made through our travel coordinator in the Restaurant Support Center.

If you accept this reimbursement, you also acknowledge that if you voluntarily resign or are terminated for cause during the two years following the date of this letter, you are required to return to Morton’s of Chicago the full amount of the reimbursement received. You must sign a relocation reimbursement authorization agreement in order to receive the reimbursement.

Enclosed is a copy of the Morton’s of Chicago Handbook. Please take an opportunity to review the contents. You will need to sign the handbook receipt and bring it with you on your first day of employment. Please note that all benefits are subject to change without notice. The conditions of the Employee Handbook will apply to you unless specifically varied in writing.

This offer of employment is contingent upon successful completion of a signed application, a background investigation and a screen for illegal drugs, as well as agreement to the substance abuse policy and the alternative dispute resolution policy.

Congratulations! We know that your professionalism, experience and enthusiasm will make a significant contribution to the success of Morton’s of Chicago.

If you agree with these terms, please sign in the space provided and return a copy of your acceptance and relocation agreement by fax to the attention of Janet A. Hoffmann, VP/Human Resources and Organizational Development at 928-752-4205.

Sincerely,

Morton’s of Chicago, Inc.

/s/ Thomas J. Baldwin

Thomas J. Baldwin

Chief Executive Officer

Morton’s Restaurant Group, Inc.

ACCEPTANCE

I accept your offer as contained in this letter dated January 11, 2006. I understand that this offer letter is not a contract of employment.

/S/ JAMES W. KIRKPATRICK	JANUARY 16, 2006
Signature	Date

VIA:

Email and UPS

RELOCATION REIMBURSEMENT AUTHORIZATION AND AGREEMENT

Any employee who accepts a transfer to a Morton’s restaurant, in response to an offer from Morton’s of Chicago, is offered reimbursement to cover personal expenses related to the employee’s voluntary relocation. In order to receive this reimbursement, the employee must sign a Relocation Reimbursement Authorization and Agreement Form. If resignation or termination occurs within two years of receipt of the reimbursement, the full amount of the reimbursement must be returned by the employee to Morton’s of Chicago no later than the last day of employment. Such monies may be deducted from the employee’s paychecks to the extent permitted by law.

I, James W. Kirkpatrick, have read the above authorization and agree to its terms. I agree if resignation or termination occurs within two years of receiving the reimbursement, I am required to return to Morton’s of Chicago, Inc. the full amount of the reimbursement no later than the last day of employment, and that such repayment can be by payroll deduction, if permissible by law.

/S/ JAMES W. KIRKPATRICK	January 16, 2006
Signature	Date